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Cash Used For Financing Activities
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($ millions)                     1993    Change    1992    Change    1991
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Cash used for financing
  activities ..................  $593     -$15     $608     -$79     $687
                                                   -2.5%            -11.5%
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The slight decrease  in 1993  cash used  for financing  activities reflects  a
$624 million decrease in cash derived from net short-term borrowings which was more than offset by increased proceeds from treasury stock issuances and other activity. Treasury stock issuances increased to $728 million (at cost) during 1993 from $173 million in 1992. The increased issuances were primarily to meet the greater requirements of the Corporation's dividend reinvestment and stock purchase plan due to features introduced in December 1992 offering
discounted  stock   purchases.     During  September  1993,   the  Corporation
discontinued this offer.   For  1993, the Board  maintained the  Corporation's
dividend at $2.18 per share, the same level as in 1992. Management intends to recommend to the Board that this level be maintained in 1994.

Long-term borrowing activity, excluding spin-off operations, included the following issuances and redemptions:

                           Interest            Maturity        Principal
($ millions)                  Rate               Date            Amount
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Issuances:
   1993 ............   6.25% to  7.50%       2005 to 2043       $2,650
   1992 ............   7.00% to  7.75%       2002 to 2032       $  929

Retirements:
   1993 ............  6.125% to 9.625%       1993 to 2030       $2,624
   1992 ............  5.125% to 9.875%       1993 to 2019       $  973
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Pre-tax interest  coverage was  negative for  1993 compared  to 4.6  times for
1992.   This decrease  was primarily  due to  the Corporation's  1993 reported
loss.   The Corporation's debt ratio  of 41.0 percent as of  December 31, 1993 decreased from 43.5 percent  as of December 31, 1992,  reflecting reduced debt
balances.    The  Corporation's  debt ratio,  excluding  spin-off  operations, increased to 53.8 percent from 45.9 percent as of December 31, 1992. This increase reflects the effect of excluding the Corporation's equity in PacTel, which increased during 1993 and more than offset the impact of reduced debt balances.

   In 1992, cash used for financing activities decreased reflecting reduced purchases of treasury shares. Dividends per share increased 1.9 percent to $2.18.

The Corporation's adoption of SFAS 106 and SFAS 112, effective January 1, 1993, increased other noncurrent liabilities by $2.9 billion. Deferred income tax liabilities were reduced by $1.2 billion due to the related tax benefits, resulting in a net increase to liabilities of $1.7 billion upon adopting these two new standards.

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